As Filed With The Securities And Exchange Commission on September 16, 1997

                                                    Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                      ------------------------------------

                            WHOLE FOODS MARKET, INC.

               (Exact name of issuer as specified in its charter)

                        Texas                          74-1989366
               (State of incorporation)     (I.R.S. employer identification no.)

             601 N. Lamar Blvd., Suite 300
                    Austin, Texas                       78703
       (Address of principal executive office)        (Zip code)

                     -----------------------------------------

                 Non-Qualified Stock Option Plan of Amrion, Inc.
          1994 Non-Employee Director Stock Option Plan of Amrion, Inc.
                            (Full title of the plans)

                 Glenda J. Flanagan                          Bruce H. Hallett
     Vice President and Chief Financial Officer         Crouch & Hallett, L.L.P.
              Whole Foods Market, Inc.                     717 N. Harwood Street
                 601 N. Lamar Blvd.                             Suite 1400
                      Suite 300                             Dallas, Texas 75201
                 Austin, Texas 78703                          (214) 953-0053
                   (512) 477-5566

         (Names, addresses and telephone numbers, including area codes, of agents for service)

                    -----------------------------------------

  APPROXIMATE  DATE OF  PROPOSED  COMMENCEMENT  OF SALES  PURSUANT TO THE PLANS:
  Sales to the optionees of securities proposed to be registered hereunder will occur from time to time after the effective date of this Registration
                                   Statement.

                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

                                            Proposed Maximum      Proposed Maximum
Title of Securities       Amount to be          Offering             Aggregate             Amount of
 to be Registered          Registered       Price Per Share        Offering Price       Registration Fee*

Common Stock,
No par value              330,339 Shs.          $34.19             $11,294,291              $3.423


* Estimated solely for purposes of calculating the registration fee, which has been computed in accordance with Rule 457(h), based on the average high and low prices of the registrant's Common Stock on September 11, 1997, as reported on the Nasdaq National Market System.

Item 3.  Incorporation of Documents by Reference.


         The documents listed (i) through (iii) below are hereby incorporated by reference into this Registration Statement. All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "1934 Act") prior to filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         (i) The registrant's latest annual report filed pursuant to Section 13 or 15(d) of the 1934 Act or the latest prospectus filed pursuant to Rule 424(b) or under the Securities Act of 1933 (the "1933 Act"), which contains, either directly or by incorporation by reference, certified financial statements for the registrant's latest fiscal year for which such statements have been filed.

         (ii) All other reports filed pursuant to Section 13(a) and 15(d) of the 1934 Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (i) above.

         (iii) The description of the registrant's Common Stock which is contained in a registration statement on Form 8-A filed under the 1934 Act, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.

         Not applicable.

Item 5.  Interests of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Officers and Directors.

         Article 2.02-1 of the Texas Business Corporation Act provides generally and in pertinent part that a Texas corporation may indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful.
                                      -1-

         The registrant's Restated Articles of Incorporation provide that no director shall be liable to the registrant or its shareholders for monetary damages for breach of fiduciary duty, provided that the liability of a director is not limited (i) for any breach of the director's duty of loyalty to the registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) an act related to an unlawful stock repurchase or repayment of a dividend, (iv) any transaction from which such director derived an improper personal benefit or (v) an act or omission for which the liability of a director is expressly provided by law.

         Article IX of the registrant's bylaws provides, in general, that the registrant shall indemnify its directors and officers under the circumstances defined under the Texas Business Corporation Act. The Company has obtained an insurance policy insuring the directors and officers of the Company against certain liabilities, if any, that arise in connection with the performance of their duties on behalf of the Company and its subsidiaries.

Item 7.  Exemption from Registration Claimed.

         Not applicable.

Item 8.  Exhibits.

  4(a)    Non-Qualified Stock Option Plan of Amrion, Inc.

  4(b)    Form of Non-Qualified Stock Option Agreement

  4(c)    1994 Non-Employee Director Stock Option Plan of Amrion, Inc.

  4(d)    Form of Non-Employee Director Stock Option Agreement

  5       Opinion of Crouch & Hallett, L.L.P.

  23(a)   Consent of KPMG Peat Marwick L.L.P.

  23(b)   Consent of Crouch & Hallett, L.L.P. (included as part of Exhibit 5)

          All exhibits filed herewith.

Item 9.  Undertakings.

          (1)     The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; and

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the certificate of incorporation or bylaws of the registrant or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and the State of Texas, on the 16th day of September 1997.


                                          WHOLE FOODS MARKET, INC.


                                          By:  /s/Glenda J. Flanagan
                                               ------------------------------
                                                 Glenda J. Flanagan, Vice
                                                 President and Chief Financial
                                                 Officer


          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on September 16, 1997.

Signature                            Title
---------                            -----


                                     Chairman of the Board
----------------------------         and Director
John P. Mackey                       (Principal Executive Officer)


/s/ Glenda J. Flanagan               Chief Financial Officer
----------------------------         (Principal Financial Officer and Accounting
Glenda J. Flanagan                    Officer)

/s/ Dr. Cristina G. Banks            Director
----------------------------
Dr. Cristina G. Banks

/s/ Dr. John B. Elstrott             Director
----------------------------
Dr. John B. Elstrott

/s/ Avram J. Goldberg                Director
---------------------
Avram J. Goldberg


/s/ Fred "Chico" Larger              Director
-----------------------
Fred "Chico" Lager


                                     Director
-----------------------
Linda A. Mason


                                     Director
-------------------------
Dr. Ralph Z. Sorenson


                                     Director
-------------------------
David Dupree

                                INDEX TO EXHIBITS


         4(a)    1994 Non-Qualified Stock Option Plan of Amrion, Inc.

         4(b)    Form of Non-Qualified Stock Option Agreement

         4(c)    1994 Non-Employee Director Stock Option Plan of Amrion, Inc.

         4(d)    Form of Non-Employee Director Stock Option Agreement

         5       Opinion of Crouch & Hallett, L.L.P.

         23(a)   Consent of KPMG Peat Marwick L.L.P.

         23(b)   Consent of Crouch & Hallett, L.L.P. (included as part of
                 Exhibit 5).

                 All exhibits filed herewith.